                                                                Exhibit 99(k)(5)

               CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT


     This CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT (the "Agreement"), dated as of August 29, 2003, between A.G. Edwards & Sons, Inc. ("A.G. Edwards") and MBIA Capital Management Corp. ("MBIA Capital Management").

     WHEREAS, MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the "Fund") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its common shares of beneficial interest, par value $0.001 per share (the "Common Shares"), are registered under the Securities Act of 1933, as amended;

     WHEREAS, A.G. Edwards has acted as lead underwriter in the public offering of the Fund's Common Shares (the "Offering");

     WHEREAS, MBIA Capital Management is the investment adviser of the Fund;

     WHEREAS, MBIA Capital Management desires to retain A.G. Edwards to provide, directly or (in part) through a Delegation Party (as defined below), certain corporate finance and consulting services to MBIA Capital Management and to the Fund on an ongoing basis, and A.G. Edwards is willing to render such services; and

     WHEREAS, MBIA Capital Management desires to provide compensation to A.G. Edwards and, as applicable, any Delegation Party for providing such services;

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1. (a) MBIA Capital Management hereby employs A.G. Edwards, for the period and on the terms and conditions set forth herein, to provide the following services: (i) Provide relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of MBIA Capital Management in connection therewith; (ii) At the request of MBIA Capital Management, provide certain economic research and statistical information and reports, if reasonably obtainable, on behalf of MBIA Capital Management or the Fund and consult with representatives of MBIA Capital Management or the Fund, and/or Trustees of the Fund in connection therewith, which information and reports shall include: (a) statistical and financial market information with respect to the Fund's market performance; and
          (b) comparative information regarding the Fund and other closed-end management investment companies with respect to (x) the net asset value of their respective shares (as made publicly available by the Fund and such investment companies), (y) the respective market performance of the Fund and such other companies, and (z) other relevant performance indicators; and (iii) Provide MBIA Capital Management with such other services in connection with the Common Shares relating to the trading price and market price thereof upon which MBIA Capital Management and A.G. Edwards shall, from time to time, agree, including after-market services designed to maintain the visibility of the Fund in the market.

     (b) At the request of MBIA Capital Management, A.G. Edwards and, as applicable, any Delegation Party, shall limit or cease any action or service provided hereunder to the extent and for the time period requested by MBIA Capital Management; provided, however, that pending termination of this Agreement as provided for in Section 7 hereof, any such limitation or cessation shall not relieve MBIA Capital Management of its payment obligations pursuant to Section 3 hereof.

     (c) A.G. Edwards and, as applicable, any Delegation Party, will promptly notify MBIA Capital Management in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by A.G. Edwards or any Delegation Party to MBIA Capital Management in connection with the performance of services by A.G. Edwards or any Delegation Party under this Agreement.
          A.G. Edwards and, as applicable, each Delegation Party, agrees that in performing its services under this Agreement, it shall comply in all material respects with all applicable laws, rules and regulations.

2. A.G. Edwards may delegate a portion of its rights and obligations under this Agreement to other persons (each, a "Delegation Party"), certain of whom may be Underwriters (as defined in the Underwriting Agreement dated August 26, 2003 between A.G. Edwards, the Fund, MBIA Capital Management and each of the Underwriters named therein) or other participants, or affiliates of such participants, in the offering and distribution of the Common Shares; provided that A.G. Edwards shall have obtained the prior written consent of MBIA Capital Management if such person is not an Underwriter of the offering and distribution of the Common Shares.
     A.G. Edwards shall give notice to MBIA Capital Management of each such delegation and of each such Delegation Party prior to delegation in the form attached as Annex A hereto. Such notice shall state the fees otherwise payable to A.G. Edwards hereunder which shall instead be payable by MBIA Capital Management directly to such Delegation Party and shall be appended to and become a part of this Agreement. Each Delegation Party shall be a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and shall not be otherwise prohibited by law from providing services to MBIA Capital Management hereunder.

3. MBIA Capital Management shall pay to A.G. Edwards (or, as applicable with respect to a portion of such fee payable instead to a Delegation Party pursuant to Section 2 above, the appropriate Delegation Party) a fee payable quarterly in arrears commencing on the date hereon at an annualized rate of 0.100% of the Fund's average daily net assets (including assets acquired from the sale of any preferred shares), plus the proceeds of any outstanding borrowings used for financial leverage ("Managed Assets") though September 1, 2008, 0.125% of the Fund's Managed Assets from September 2, 2008 through September 1, 2009 and 0.150% of the Fund's Managed Assets after September 1, 2009, for a term as described in Section 7 hereof. All quarterly fees payable hereunder shall be paid to A.G. Edwards or, as applicable, the appropriate Delegation Party within 15 days following the end of each quarter. Such fee payments shall be treated as underwriting compensation for purposes of the sales charge limits of the National Association of Securities Dealers, Inc. (the "NASD") and shall be subject to such limits, which MBIA Capital Management and A.G. Edwards understand to be 9.0% of the aggregate offering price of the Common Shares in the Offering, when taken together with all other items of underwriting compensation (including all reimbursable legal and other expenses, and payments to Claymore Securities, Inc. purusant to the Underwriter Participation Agreement or the Servicing Agreement) plus the aggregate sales load.

4. MBIA Capital Management acknowledges that the services of A.G. Edwards (and, as applicable, any Delegation Party) provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities, in each case for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of A.G. Edwards or any Delegation Party, and neither A.G. Edwards nor any Delegation Party is agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or
     (ii) render any opinions, valuations of portfolio securities or recommendations of any kind in connection with providing the services described in Section 1 hereof, to the extent that any such services would constitute investment advisory or investment banking services, it being understood between the parties hereto that any such investment advisory or investment banking services if, and to the extent, agreed to be performed by A.G. Edwards or any Delegation Party, shall be the subject of a separate agreement with MBIA Capital Management.

5. Nothing herein shall be construed as prohibiting A.G. Edwards, any Delegation Party or any of their respective affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment advisers), so long as A.G. Edwards's or the applicable Delegation Party's services to MBIA Capital Management are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between A.G. Edwards or any Delegation Party and MBIA Capital Management. In addition, nothing in this Agreement shall be construed to constitute A.G. Edwards or any Delegation Party as the agent or employee of MBIA Capital Management or MBIA Capital Management as the agent or employee of A.G. Edwards or any Delegation Party, and neither party shall make any representation to the contrary. It is understood that A.G. Edwards and, as applicable, each Delegation Party are being engaged hereunder solely to provide the services described above to MBIA Capital Management and that neither A.G. Edwards nor any Delegation Party is acting as an agent or fiduciary of, and neither A.G. Edwards nor any Delegation Party shall have any duties or liability to the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent MBIA Capital Management has the authority to waive such duties and liabilities.

6. MBIA Capital Management will furnish A.G. Edwards and, as applicable, any Delegation Party with such information as such party reasonably believes appropriate to the performance of its obligations hereunder (all such information so furnished being the "Information"). MBIA Capital Management recognizes and confirms that A.G. Edwards and, as applicable, any Delegation Party (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of MBIA Capital Management's knowledge, the Information to be furnished by MBIA Capital Management when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact. MBIA Capital Management will promptly notify A.G. Edwards or any Delegation Party if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to such party.

7. The term of this Agreement shall commence upon the date referred to above and shall be in effect only so long as MBIA Capital Management (or any affiliate or successor in interest) acts as the investment adviser to the Fund pursuant to the Advisory Agreement (as such term is defined in the Underwriting Agreement, dated August 26, 2003, by and among the Fund, MBIA Capital Management and each of the Underwriters named therein), as such Advisory Agreement (or other subsequent advisory agreement with MBIA Capital Management or any successor thereto) may be renewed from time to time pursuant to the 1940 Act; provided, however, that this Agreement may be terminated by A.G. Edwards upon 60 days notice to MBIA Capital Management following a determination in good faith by A.G. Edwards that the continuing receipt of the fees provided for would exceed the sales charge limits of the NASD set forth in Section 3 above.

8. MBIA Capital Management agrees that neither A.G. Edwards nor any Delegation Party shall have any liability to MBIA Capital Management or the Fund for any act or omission to act by A.G. Edwards or any Delegation Party in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of A.G. Edwards or such Delegation Party. A.G. Edwards shall have no liability for any acts or omissions of any Delegation Party. MBIA Capital Management agrees that it shall provide indemnification to A.G. Edwards and each Delegation Party as set forth in the Indemnification Agreement appended hereto.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and MBIA Capital Management, A.G. Edwards and, as applicable, each Delegation Party consent to the jurisdiction of such courts and personal service with respect thereto. Each of MBIA Capital Management, A.G. Edwards and, as applicable, each Delegation Party waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of MBIA Capital

     Management, A.G. Edwards and, as applicable, each Delegation Party agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

11. Except as provided in Section 2 hereof, this Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by MBIA Capital Management, A.G. Edwards and, as applicable, each Delegation Party.

13. All notices required or permitted to be sent under this Agreement shall be sent, if to MBIA Capital Management:

     MBIA Capital Management Corp.
     113 King Street
     Armonk, NY 10504
     Attention: Clifford Corso

     or if to A.G. Edwards:

     A.G. Edwards & Sons, Inc.
     One North Jefferson
     St. Louis, MO 63103
     Attention: Matthew Byer

     or if to any Delegation Party, to the name and address specified in the relevant Notice of Delegation or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Corporate Finance Services and Consulting Agreement as of the date first above written.

MBIA CAPITAL MANAGEMENT CORP.                     A.G. EDWARDS & SONS, INC.


  By: /s/ Michael Jacobson                            By: /s/ Matthew Byer
  ----------------------------                        ------------------------
  Name:      Michael Jacobson                         Name: Matthew Byer
  Title:     Director                                 Title: Director

                                                                         ANNEX A

                              NOTICE OF DELEGATION


     A.G. Edwards & Sons, Inc. ("A.G. Edwards") hereby delegates a portion of its obligations under that certain Corporate Finance Services and Consulting Agreement (the "Agreement"), dated August 29, 2003 between A.G. Edwards and MBIA Capital Management Corp. ("MBIA Capital Management"), to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Delegation Party"). The Delegation Party hereby agrees to provide such services to MBIA Capital Management and MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the "Fund") as MBIA Capital Management and the Delegation Party shall from time to time agree.

     A.G. Edwards hereby agrees to instruct MBIA Capital Management to pay to the Delegation Party a portion of the total fees payable under the Agreement equal to 52.26% of 0.10% of the Fund's Managed Assets through September 1, 2008, and 52.26% of 0.15% of the Fund's Managed Assets thereafter. The Delegation Party agrees that by executing this Notice of Delegation, it shall become a party to the Agreement and shall abide by the terms and conditions thereof.

     All notices required or permitted to be sent under this Notice of Delegation or the Agreement shall be sent to the Delegation Party at the following address:

                      Merrill Lynch, Pierce, Fenner & Smith
                              Incorporated
                      4 World Financial Center, 19th Floor
                      New York, New York 10080
                      Attn: Doug Bond


Agreed to and accepted by:

A.G. Edwards & Sons, Inc.             Merrill Lynch, Pierce, Fenner & Smith
                                      Incorporated


-------------------------------       -------------------------------------
By:    Matthew Byer                   By:
Title: Director                       Title:

                            INDEMNIFICATION AGREEMENT

A.G. Edwards & Sons, Inc.
  on behalf of itself and each
  Delegation Party

c/o A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, MO 63103

Ladies and Gentlemen:

     In connection with the engagement of A.G. Edwards and, as applicable, each Delegation Party (as defined in the Agreement referred to below) to provide services to the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") in connection with the matters set forth in the Corporate Finance Services and Consulting Agreement dated August 29, 2003 (the "Agreement"), between the Company, A.G. Edwards & Sons, Inc. and, as applicable, each Delegation Party (any Delegation Parties, together with A.G. Edwards & Sons, Inc., are referred to herein as the "Service Providers"), in the event that any Service Provider becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company agrees to indemnify, defend and hold each Service Provider harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted from the gross negligence or willful misconduct of such Service Provider. In addition, in the event that any Service Provider becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company will reimburse such Service Provider for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation) as such expenses are reasonably incurred by such Service Provider in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its shareholders and affiliates and other constituencies, on the one hand, and the Service Providers, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the

Company and its shareholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its shareholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its shareholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which the Service Providers have been retained to perform services bears to the fees paid to the Service Providers under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that no Service Provider is liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by such Service Provider pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by the relevant Service Provider, on the other hand. The Company shall not be liable under this Indemnification Agreement to any Service Provider regarding any settlement or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Company is an actual or potential party to such Proceeding) unless such settlement, compromise or judgment is consented to by the Company. The Company shall not, without the prior written consent of each Service Provider, settle or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution could be sought under this Indemnification Agreement (whether or not any Service Provider is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Service Provider from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Service Provider. For purposes of this Indemnification Agreement, each Service Provider shall include any of its affiliates, each other person, if any, controlling such Service Provider or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     The Company agrees that neither any Service Provider nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either such Service Provider's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted from the gross negligence or willful misconduct of such Service Provider in performing the services that are the subject of the Agreement.

     Notwithstanding any provision contained herein, in no event shall any Service Provider be entitled to indemnification by the Company hereunder from and against any losses, claims, damages, liabilities or expenses in respect of which indemnity may be sought under Section 8 of the Underwriting Agreement, dated August 26, 2003, among the Company, MBIA Managed Duration Investment Grade Municipal Fund and A.G. Edwards & Sons, Inc., as managing representative of the several underwriters named therein.

     For clarification, the parties to this Indemnification Agreement agree that the term "affiliate" as used in the definition of "Company" herein does not include any registered investment company for which MBIA Capital Management Corp. serves as investment adviser.

     THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND EACH SERVICE PROVIDER CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST ANY SERVICE PROVIDER OR ANY INDEMNIFIED PARTY. EACH SERVICE PROVIDER AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

     The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of any Service Provider's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                    Very truly yours,

                    MBIA CAPITAL MANAGEMENT CORP.


                    By: /s/ Michael Jacobson
                       --------------------------
                       Name:  Michael Jacobson
                       Title: Director


Accepted and agreed to as of
the date first above written:


A.G. EDWARDS & SONS, INC.

By: /s/ Matthew Byer
------------------------
    Name:  Matthew Byer
    Title: Director